Exhibit 99.3
NEWS RELEASE
COMMERCE ENERGY GROUP ANNOUNCES LEADERSHIP APPOINTMENTS
COSTA MESA, CA, December 14, 2005 — Commerce Energy Group, Inc. (AMEX: EGR) today announced the appointment of Dennis R. Leibel as a new independent director, effective December 12, 2005, and set the authorized number of directors at six. Mr. Leibel will serve as a Class III director. He also was appointed to serve on the audit and compensation committees of the board. With the addition of Mr. Leibel, the company has five independent directors on its board.
Additionally, the company announced the promotion of Andrew V. Coppola to Senior Vice President – Energy Supply. Mr. Coppola joined Commerce Energy earlier this year and most recently served as Vice President, Gas Supply, for the company’s principal operating subsidiary, Commerce Energy, Inc.
“We are extremely pleased to welcome Dennis Leibel to our board. His extensive business, financial and legal experience is an excellent complement to our board and its independent committees,” said Steven S. Boss, Chief Executive Officer of Commerce Energy Group. “Andrew Coppola’s experience in natural gas and electricity marketing, supply and trading has been an important asset for our company, and we welcome the opportunity to elevate his position and further benefit from his talents.”
Mr. Leibel has served as a founding partner of Esquire Associates LLC, a financial consulting business, since 1998. He is also a private investor and a retired financial and legal executive. Mr. Leibel has served on the board of directors of Microsemi Corporation since May 2002 and as its chairman since July 2004. He holds a B.S. degree in accounting from Brooklyn College, a J.D. degree from Brooklyn Law School and an L.L.M. degree in taxation from Boston University School of Law.
Mr. Coppola has 23 years of marketing and trading experience in the non-regulated energy industry. He served as Vice President of Energy Supply and Fulfillment at ACN Energy, responsible for retail gas and power customers behind 11 distribution companies. He was also Vice President of CoEnergy Trading Company and Director of Gas Trading and Origination at DTE Energy Trading. He held similar positions at CMS Energy and Coastal Gas Marketing Company. Coppola earned a bachelor’s degree in business administration at the University of Michigan.
(more)

About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (AMEX:EGR) is a leading U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce Energy, Inc. is a FERC-licensed unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers operating in nine states. Skipping Stone is an energy consulting firm serving utilities, pipelines, merchant trading and technology companies. For more information, visit www.commerceenergygroup.com.
# # #
Contacts:

Commerce Energy Group, Inc.	PondelWilkinson Inc.
Investor Relations	Cecilia Wilkinson/Wade Huckabee
(800) 962- 4655	(310) 279-5980
InvestorRelations@commerceenergy.com	cwilkinson@pondel.com/whuckabee@pondel.com